EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus, which is part of this Amendment No. 1 to the Registration Statement (No. 333-192718) on Form S-4, of Northrim BanCorp, Inc. and to the incorporation by reference therein of our report dated March 14, 2013, relating to the consolidated balance sheets of Northrim BanCorp Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the Annual Report on Form 10-K of Northrim BanCorp, Inc. for the year ended December 31, 2012.

/s/ Moss Adams LLP

Bellingham, Washington

January 27, 2014